EXHIBIT 99.1

FOR IMMEDIATE RELEASE         Contact:  Genesis Energy, L.P.
                                        Ross A. Benavides
                                        Chief Financial Officer
                                        (713) 860-2528

DENBURY RESOURCES INC. TO PURCHASE GENERAL PARTNER OF GENESIS ENERGY, L.P.

       May 6, 2002 - Genesis Energy, L.P. (AMEX:GEL) announced today that Salomon Smith Barney (Salomon) and Denbury Resources Inc. (Denbury)
(NYSE:DNR) have executed an agreement to sell Genesis Energy, L.L.C. (Genesis), the general partner of Genesis Energy, L.P. (the Partnership), to Denbury on May 15, 2002.
       In anticipation of this transaction, on May 3, 2002, Citicorp North America, Inc. and Genesis amended their senior subordinated credit agreement (Facility). The size of the Facility was reduced to $80 million, at the request of Genesis, and various covenants and restrictions were amended to reduce the cost of the Facility and to increase operating flexibility for Genesis. The existing provision restricting the ability of Genesis to make distributions unless the borrowing base exceeds utilization of the Facility by $20 million was not changed.
       Mark Gorman, President and Chief Executive Officer of Genesis, said, "This transaction will complete the second phase of Genesis' three part strategy to restructure the Partnership, find a strategic partner to grow the business and increase distributions for our unitholders. We now will have a strategic partner with whom we can execute an acquisition program.
       "Denbury has MLP-qualified assets that could be made available for acquisition by Genesis. Further, Genesis has assets located in Mississippi that are of strategic importance to Denbury. We look forward to working with Denbury to continue our restructuring strategy."
       Gareth Roberts, President and Chief Executive Officer of Denbury, said, "We are very pleased to be in a position to acquire ownership of the general partner of Genesis. In addition to our existing MLP-qualified assets, our technological focus in the development of oil and gas reserves should create future acquisition opportunities for Genesis. We feel that this transaction will significantly benefit both Denbury's shareholders and the Partnership's public unitholders."
       The public is invited to listen to a joint conference call with management from Genesis and Denbury representatives set for May 14, 2002, at 11:00 A.M. CDT. The call will be broadcast live over the Internet at our website: www.genesiscrudeoil.com. If you are unable to participate during the live broadcast, the call will be archived on our website.
       Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida and Mississippi.
       Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company, and since 1993 all of its assets have been located in the United States. Denbury Resources is the largest oil and natural gas operator in Mississippi, holds key operating acreage onshore Louisiana and has a growing presence in the offshore Gulf of Mexico areas. Denbury Resources increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

       This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, its goals may not be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, ability to make acquisitions, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.

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